EXHIBIT G(1)(C)

                                    AMENDMENT

         Amendment made as of June 6, 2001 to that certain Custody Agreement dated as of November 5, 1999, as amended, between TD Waterhouse Trust (the "Fund") and The Bank of New York ("Custodian") (such Custody Agreement hereinafter referred to as the "Custody Agreement").

                              W I T N E S S E T H :

         WHEREAS, Rule 17f-7 under the Investment Company Act of 1940, as amended (the "Rule"), was adopted on June 12, 2000 by the Securities and Exchange Commission;

         WHEREAS, the Fund and Custodian desire to amend the Custody Agreement to conform to the Rule;

         NOW, THEREFORE, the Fund and Custodian hereby agree as follows:

         1. The  following  new  Article  XXI is  hereby  added  to the  Custody
Agreement:

                              FOREIGN DEPOSITORIES

         (1) As used in this Article, the term "Foreign Depository" shall mean each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended (the "Rule"), identified by Custodian to the Fund from time to time, and their respective successors which similarly qualify under the Rule. The Custodian shall provide a list of Foreign Depositories to the Fund and its investment adviser from time to time.

         (2) Notwithstanding any other provision in this Agreement, the Fund hereby acknowledges and agrees that Custodian shall be entitled to presume that, and shall not be responsible for determining whether, the Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of the Rule.

         (3) With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence such a person having responsibilities for the safekeeping of the Fund's assets would exercise (i) to provide the Fund and its investment adviser with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund and its investment

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adviser of any material  change in such risks.  Consistent  with such reasonable care, prudence and diligence, the Fund acknowledges and agrees, first, that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians, trade associations of which Custodian is a member from time to time, and through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks, and, second, that information supplied by Custodian with respect to the status of an institution as a Foreign Depository or utilized by Custodian to conclude that an in institution is a Foreign Depository shall be limited to information supplied by such institution without any independent verification,
except  to  the  extent  Custodian  has  received   contrary   information  from
Subcustodians or trade associations of which it is a member, or has otherwise obtained publicly available information. Custodian will endeavor to include in its analysis and monitoring, where appropriate among other things, a Foreign Depository's expertise and market reputation, the quality of its services, its financial strength, any insurance or indemnification arrangements, the extent and quality of regulation and independent examination of the depository, its standing in published ratings, its internal controls and other procedures for safeguarding investments, and any related legal protections. As used herein the term "Country Risks" shall mean with respect to any Foreign Depository: (a) the financial infrastructure of the country in which it is organized, but not of any Foreign Depository to the extent covered by an analysis described in clause (i) of this Section, (b) such country's prevailing custody and settlement practices,
(c) nationalization, expropriation or other governmental actions, (d) such country's regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and (f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

         (4) In the event of a conflict between the provisions of this Article and the provisions of any other Article, the provisions of this Article shall control.

         2. Each party represents to the other that this Amendment has been duly executed.

         3. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one amendment.


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         IN WITNESS  WHEREOF,  the Fund and Custodian have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                              TD WATERHOUSE TRUST



                                              By:  /s/ Christopher J. Kelley
                                                   ---------------------------
                                              Title:   Vice President


                                              Tax Identification No:



                                              THE BANK OF NEW YORK



                                              By:  /s/ Edward G. McGann
                                                   ---------------------------
                                              Title:   Vice President


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